Exhibit 99.1

Worthington Reports Third Quarter Fiscal 2013 Results

COLUMBUS, OH--(Marketwire - March 21, 2013) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $619.5 million and net earnings of $37.1 million, or $0.52 per share, for its fiscal 2013 third quarter ended February 28, 2013. In the third quarter of the prior year, the Company reported net sales of $611.3 million and net earnings of $25.9 million, or $0.37 per share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	3Q 2013	2Q 2013	3Q 2012	9M2013	9M2012
Net sales	$619.5	$622.6	$611.3	$1,908.2	$1,779.3
Operating income	33.4	28.8	18.1	95.6	42.1
Equity income	25.7	25.2	24.0	73.6	70.6
Net earnings	37.1	31.8	25.9	102.9	63.5
Earnings per share	$0.52	$0.45	$0.37	$1.46	$0.90

"We had a record third quarter with nearly all of our businesses performing at or above our expectations," said John McConnell, Chairman and CEO. "There was strength in some areas of the economy, with good automotive demand and the return of some agriculture business for Steel Processing, along with solid volumes in Cylinders' new oil and gas business. Engineered Cabs, while still experiencing lower volumes in the short term, is aggressively reducing costs and matching up their operations with demand. WAVE had excellent results along with good contributions from joint ventures ClarkDietrich, TWB and Serviacero."

Consolidated Quarterly Results

Net sales for the third quarter were $619.5 million, up 1% from the comparable quarter in the prior year, when net sales were $611.3 million. An increase in volume was partially offset by lower average selling prices, primarily in Steel Processing, which were affected by the declining market price of steel. Most of the volume increase resulted from the September 17, 2012, acquisition of Westerman, Inc. in Pressure Cylinders and the December 29, 2011, acquisition of Angus Industries, reported under the Engineered Cabs segment.

Gross margin for the current quarter was $97.0 million, compared to $83.3 million in the prior year quarter. The $13.7 million increase was primarily the result of a more favorable product mix in Pressure Cylinders and the impact of acquisitions.

SG&A expense increased slightly over the prior year quarter, as the impact of acquisitions was partially offset by a decrease in legal expenses due to a one-time accrual recorded in the prior year.

Operating income for the current quarter was $33.4 million, compared to $18.1 million in the prior year quarter. In addition to the increase in gross margin mentioned above, operating income for the current quarter was favorably impacted by a decrease in restructuring charges and joint venture transactions, which were $2.4 million lower than the prior year quarter.

Interest expense was $6.2 million for the current quarter, compared to $5.1 million in the comparable period in the prior year, as the impact of higher average interest rates from an increase in the percentage of debt that is long-term, was partially offset by the impact of lower average debt levels.

With unconsolidated sales of $421.6 million, joint ventures contributed $25.7 million in equity income in the current quarter, a $1.7 million increase from the comparable quarter in the prior year. With the exception of the China joint venture, all joint ventures posted positive results, led by WAVE, ClarkDietrich, and TWB, who contributed $17.1 million, $3.1 million, and $2.6 million of equity income, respectively. The equity portion of income from WAVE and Serviacero exceeded the prior year quarter by $1.0 million and $1.1 million, respectively.

Income tax expense of $16.2 million in the current quarter increased from $9.3 million in the prior year quarter due almost entirely to higher earnings as the current quarter reflects an estimated annual effective tax rate of 31.8% compared to 31.9% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $438.2 million, down $13.8 million from November 30, 2012, as operating cash flow reduced short-term debt requirements. During the current quarter, the Company renewed for a two-year term and decreased the borrowing capacity under its trade accounts receivable securitization facility by $50.0 million to $100.0 million, none of which was utilized as of February 28, 2013. At quarter's end, $24.3 million was drawn on the Company's $425.0 million revolving credit facility.

Quarterly Segment Results

Steel Processing's net sales of $349.6 million were down 5%, or $17.7 million, from the prior year quarter, as lower average selling prices negatively impacted net sales by $21.4 million. The mix of direct versus toll tons processed was 58% to 42% this quarter, compared with an even split in the comparable quarter of the prior year. Operating income increased by $2.1 million due primarily to lower SG&A expense in the current quarter as a result of lower corporate allocated expenses and lower profit sharing and bonus expenses.

Pressure Cylinders' net sales of $205.2 million were up 9%, or $17.5 million, from the comparable prior year quarter driven almost entirely by the acquisition of Westerman in the prior quarter. Pressure Cylinders' operating income was $17.9 million, up $7.0 million from the prior year quarter. The increase was driven by an improvement in existing operations, retail and industrial gas, and the impact of the Westerman acquisition.

Engineered Cabs, consisting of the operations of Angus Industries Inc. acquired on December 29, 2011, generated net sales of $48.6 million in the current quarter and reported operating income of $0.1 million. These results were impacted by lower volumes from its top customer, which experienced slower growth and production delays.

The entities included in "Other" are the Construction, Energy Innovations and Steel Packaging operating segments, as well as other non-allocated expenses. Operations in "Other" reported net sales of $16.1 million, which was flat compared to the prior year quarter. These operations reported a combined loss of $2.1 million for the quarter, down $4.7 million from the loss reported in the prior year quarter. The prior year quarter included a legal accrual of $2.4 million and restructuring charges of $1.8 million related to the wind down of the Metal Framing operations.

Outlook

"The economy continues to show signs of non-linear improvement in many of the markets we serve," McConnell said. "We are very focused on the energy space which includes our oil and gas product lines, alternative fuels, and other opportunities we are pursuing that would deepen our capabilities in that market. The acquisition of Westerman has proven to be a very good one, opening us up to further growth possibilities. We anticipate a good quarter for our fiscal year-end and we see a favorable environment to continue our growth path on several fronts."

Conference Call

Worthington will review third quarter results during its quarterly conference call on March 21, 2013, at 1:30 p.m., Eastern Daylight Savings Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Dividend

The Company announced in December an accelerated third and fourth quarter cash dividend totaling $0.26 per share of outstanding common stock that was payable on December 28. The next opportunity for the board to consider and approve a dividend will be at the June board meeting.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, exploration, recovery and production products for global energy markets; scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings, laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs more than 10,000 people and operates 82 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the outcome of negotiations surrounding the United States debt and budget, which may be adverse due to its impact on tax increases, governmental spending, and customer confidence and spending; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2012 and in "Part II-Item 1A - Risk Factors" of our Quarterly Report on form 10-Q for the quarterly period ended November 30, 2013.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Net sales	$619,527	$611,255	$1,908,184	$1,779,294
Cost of goods sold	522,501	527,923	1,622,651	1,567,894
Gross margin	97,026	83,332	285,533	211,400
Selling, general and administrative expense	63,221	62,489	187,744	160,751
Impairment of long-lived assets	-	-	1,520	-
Restructuring and other expense	146	956	1,811	4,707
Joint venture transactions	253	1,812	(1,188)	3,835
Operating income	33,406	18,075	95,646	42,107
Other income (expense):
Miscellaneous income	596	728	1,064	1,408
Interest expense	(6,158)	(5,073)	(17,751)	(14,517)
Equity in net income of unconsolidated affiliates	25,716	24,005	73,580	70,614
Earnings before income taxes	53,560	37,735	152,539	99,612
Income tax expense	16,229	9,337	47,721	28,673
Net earnings	37,331	28,398	104,818	70,939
Net earnings attributable to noncontrolling interest	200	2,518	1,899	7,422
Net earnings attributable to controlling interest	$37,131	$25,880	$102,919	$63,517

Basic
Average common shares outstanding	69,791	68,972	68,998	69,952
Earnings per share attributable to controlling interest	$0.53	$0.38	$1.49	$0.91

Diluted
Average common shares outstanding	71,914	69,509	70,501	70,481
Earnings per share attributable to controlling interest	$0.52	$0.37	$1.46	$0.90

Common shares outstanding at end of period	70,168	69,014	70,168	69,014

Cash dividends declared per share	$0.26	$0.12	$0.52	$0.36

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$37,359	$41,028
Receivables, less allowances of $3,978 and $3,329 at February 28, 2013 and May 31, 2012, respectively	376,534	400,869
Inventories:
Raw materials	184,033	211,543
Work in process	102,782	115,510
Finished products	86,567	74,887
Total inventories	373,382	401,940
Income taxes receivable	15,127	892
Assets held for sale	3,040	7,202
Deferred income taxes	20,176	20,906
Prepaid expenses and other current assets	37,962	41,402
Total current assets	863,580	914,239

Investments in unconsolidated affiliates	256,262	240,882
Goodwill	179,662	156,681
Other intangible assets, net of accumulated amortization of $23,141 and $16,103 at February 28, 2013 and May 31, 2012, respectively	112,183	100,333
Other assets	18,855	22,585
Property, plant and equipment, net	454,640	443,077
Total assets	$1,885,182	$1,877,797

Liabilities and equity
Current liabilities:
Accounts payable	$245,862	$252,334
Short-term borrowings	30,588	274,923
Accrued compensation, contributions to employee benefit plans and related taxes	62,986	71,271
Dividends payable	674	8,478
Other accrued items	36,763	38,231
Income taxes payable	2,725	11,697
Current maturities of long-term debt	1,111	1,329
Total current liabilities	380,709	658,263

Other liabilities	72,562	72,371
Distributions in excess of investment in unconsolidated affiliate	64,128	69,165
Long-term debt	406,523	257,462
Deferred income taxes	100,465	73,099
Total liabilities	1,024,387	1,130,360

Shareholders' equity - controlling interest	816,875	697,174
Noncontrolling interest	43,920	50,263
Total equity	860,795	747,437
Total liabilities and equity	$1,885,182	$1,877,797

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Operating activities
Net earnings	$37,331	$28,398	$104,818	$70,939
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	17,048	14,653	48,136	40,626
Impairment of long-lived assets	-	-	1,520	-
Provision for deferred income taxes	6,491	(667)	9,850	7,511
Bad debt expense	76	316	575	205
Equity in net income of unconsolidated affiliates, net of distributions	(4,841)	3,998	(19,256)	1,711
Net loss (gain) on sale of assets	(153)	143	(222)	(1,925)
Stock-based compensation	3,653	2,797	10,586	8,576
Excess tax benefits - stock-based compensation	(3,455)	-	(3,455)	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(41,672)	(28,643)	27,078	27,449
Inventories	(15,158)	(31,049)	42,743	23,726
Prepaid expenses and other current assets	32	9,576	1,634	13,126
Other assets	198	(1,046)	3,135	1,794
Accounts payable and accrued expenses	35,320	90,258	(34,871)	(56,871)
Other liabilities	1,434	(1,296)	3,412	86
Net cash provided by operating activities	36,304	87,438	195,683	136,953

Investing activities
Investment in property, plant and equipment, net	(9,786)	(5,769)	(34,402)	(15,800)
Acquisitions, net of cash acquired	-	(152,389)	(62,110)	(232,171)
Distributions from unconsolidated affiliates	-	44,023	-	43,238
Proceeds from sale of assets	552	3,178	16,227	14,525
Net cash used by investing activities	(9,234)	(110,957)	(80,285)	(190,208)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(13,390)	15,329	(251,586)	108,460
Proceeds from long-term debt	-	-	150,000	-
Principal payments on long-term debt	(365)	(95)	(1,170)	(95)
Proceeds from issuance of common shares	17,332	1,186	32,960	9,709
Excess tax benefits - stock-based compensation	3,455	-	3,455	-
Dividends paid to noncontrolling interest, net of contributions	(2,592)	(3,168)	(8,582)	(9,744)
Repurchase of common shares	-	-	-	(52,120)
Dividends paid	(27,040)	(8,273)	(44,144)	(23,856)
Net cash provided (used) in financing activities	(22,600)	4,979	(119,067)	32,354

Increase (decrease) in cash and cash equivalents	4,470	(18,540)	(3,669)	(20,901)
Cash and cash equivalents at beginning of period	32,889	53,806	41,028	56,167
Cash and cash equivalents at end of period	$37,359	$35,266	$37,359	$35,266

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Volume:
Steel Processing (tons)	636	716	1,956	2,101
Pressure Cylinders (units)	17,861	17,927	58,826	47,767

Net sales:
Steel Processing	$349,569	$367,259	$1,068,854	$1,148,894
Pressure Cylinders	205,206	187,737	606,936	533,283
Engineered Cabs	48,628	40,173	170,927	40,173
Other	16,124	16,086	61,467	56,944
Total net sales	$619,527	$611,255	$1,908,184	$1,779,294

Material cost:
Steel Processing	$249,689	265,185	$770,584	$853,619
Pressure Cylinders	95,604	92,553	285,247	269,567
Engineered Cabs	23,806	22,116	85,857	22,116

Selling, general and administrative expense:
Steel Processing	$26,045	$28,423	$78,918	$79,791
Pressure Cylinders	27,383	23,622	75,581	59,358
Engineered Cabs	6,036	4,303	20,570	4,303
Other	3,757	6,141	12,675	17,299
Total selling, general and administrative expense	$63,221	$62,489	$187,744	$160,751

Operating income (loss):
Steel Processing	$17,504	$15,405	$46,837	$39,069
Pressure Cylinders	17,860	10,887	49,965	23,333
Engineered Cabs	108	(1,447)	5,367	(1,447)
Other	(2,066)	(6,770)	(6,523)	(18,848)
Total operating income	$33,406	$18,075	$95,646	$42,107

The following provides detail of impairment of long-lived assets, restructuring and other expense, and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Impairment of long-lived assets and restructuring and other expense:

Steel Processing	$-	$-	$-	$-
Pressure Cylinders	177	-	1,703	-
Engineered Cabs	-	-	-	-
Other	(31)	956	1,628	4,707
Total impairment of long-lived assets and restructuring and other expense	$146	$956	$3,331	$4,707

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Other	253	1,812	(1,188)	3,835
Total joint venture transactions	$253	$1,812	$(1,188)	$3,835

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com